EXHIBIT 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MAX & ERMA’S RESTAURANTS, INC.,
G&R ACQUISITION, INC.
AND
G&R ACQUISITION SUBSIDIARY, INC.
DATED AS OF APRIL 28, 2008

TABLE OF CONTENTS

1. THE MERGER; SURVIVING CORPORATION; CLOSING	2
1.1 The Merger	2
1.2 Name of Surviving Corporation	2
1.3 Certificate of Incorporation and Bylaws	2
1.4 Directors and Officers of the Surviving Corporation	2
1.5 Effective Time	2
1.6 Closing	3
1.7 Effects of the Merger	3
2. COMPANY ACTIONS AND STOCKHOLDER APPROVAL	3
2.1 Company Approval	3
2.2 The Company’s Stockholders’ Meeting	4
3. STATUS AND CONVERSION OF SECURITIES	6
3.1 Company Capital Stock	6
3.2 Merger Sub Common Stock	8
3.3 Dissenting Shares	9
3.4 Company Stock Options and Other Stock Plans	9
3.5 Adjustments to Prevent Dilution	10
4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS	10
4.1 Representations, Warranties and Agreements of the Company	10
4.2 Representations, Warranties and Agreements of Acquiror and Merger Sub	32
5. COVENANTS	34
5.1 Covenants of the Company	34
5.2 Covenants of Acquiror	40
5.3 Covenants of Merger Sub	41
5.4 Mutual Covenants	42
6. CONDITIONS TO CLOSING	43
6.1 Conditions to the Company’s Closing and Its Right to Abandon	43
6.2 Conditions to Acquiror’s and Merger Sub’s Closing and Right of Acquiror and Merger Sub to Abandon	44
7. TERMINATION	45

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7.1 Terms	45
7.2 Effect of Termination	47
8. TERMINATION FEE AND EXPENSES	48
8.1 Termination Fee	48
8.2 Costs and Expenses	48
9. MISCELLANEOUS	49
9.1 Termination of Covenants, Representations and Warranties	49
9.2 Execution in Counterparts	49
9.3 Waivers and Amendments	49
9.4 Confidentiality; Amendment to Evaluation Agreement	49
9.5 Escrow Agreement	49
9.6 Notices	50
9.7 Entire Agreement; No Third Party Beneficiaries	51
9.8 Governing Law	51
9.9 Waiver of Jury Trial	52
9.10 Severability	52
9.11 Publicity	52
9.12 Interpretation	53
9.13 Non-Recourse	53
Schedules and Exhibits
     Schedule of Definitions
     Exhibit A – Stockholder Voting Agreement
     Exhibit B – Schedule of Fees Paid by Acquiror at Closing

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 28, 2008, by and among MAX & ERMA’S RESTAURANTS, INC., a Delaware corporation (the “Company”), G&R Acquisition, Inc., a Delaware corporation (the “Acquiror”), and G&R Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (the “Merger Sub”) (the Merger Sub and the Company sometimes being referred to hereinafter as the “Constituent Corporations”).
RECITALS:
     The Board of Directors of the Company (the “Company Board”) has determined that the Merger (as defined below) is advisable, fair to and in the best interests of the Company’s stockholders, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions hereinafter set forth and pursuant to the Delaware General Corporation Law (“DGCL”);
     The Boards of Directors of each of Acquiror and Merger Sub have determined that the Merger is in the best interests of Acquiror and Merger Sub’s stockholders, respectively, and have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions hereinafter set forth and pursuant to the DGCL;
     As of the date of this Agreement, the authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $0.10 par value per share (the “Company Common Shares”), of which 2,554,474 shares are issued and outstanding and no shares are held in the treasury of the Company and 500,000 shares of Preferred Stock, $0.10 par value per share (the “Company Preferred Stock”), of which no shares have been issued;
     The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.0001 per share (“Merger Sub Common Stock”), all of which shares are issued and outstanding and owned by Acquiror;
     Acquiror, as sole stockholder of all of the Merger Sub Common Stock, has approved the Merger (as hereinafter defined) of the Merger Sub and Company upon the terms and conditions hereinafter set forth and has approved this Agreement;
     The Merger of the Merger Sub with and into the Company is permitted pursuant to the DGCL; and
     Immediately prior to the execution of this Agreement and as a condition and inducement to Acquiror’s and Merger Sub’s willingness to enter into this Agreement, Acquiror is simultaneously entering into a stockholder voting agreement with certain holders of the Company’s Common Shares (each such holder, a “Stockholder”) substantially in the form set forth in Exhibit A (the “Stockholder Voting Agreement”), pursuant to which (i) such Stockholders are, among other things, agreeing to vote all of such Stockholders’ Company Common Shares in favor of the Merger upon the terms and conditions specified therein, and (ii) such Stockholders are agreeing to certain restrictive covenants.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:
1. THE MERGER; SURVIVING CORPORATION; CLOSING
     1.1 The Merger.
     Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall be, at the Effective Time (as hereinafter defined), merged in accordance with the DGCL (hereinafter called the “Merger”) into a single corporation existing under the laws of the State of Delaware, whereby the Company shall be the surviving corporation (the Company, in its capacity as the surviving corporation, is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement, the certificate of merger, and Section 259 and other applicable provisions of the DGCL.
     1.2 Name of Surviving Corporation.
     The name of the Surviving Corporation from and after the Effective Time shall be “Max & Erma’s Restaurants, Inc.”
     1.3 Certificate of Incorporation and Bylaws.
     Subject to Section 1.2 above and without any further action by the Company and Merger Sub, the Certificate of Incorporation of Merger Sub and the Bylaws of Merger Sub, each as in effect on the date hereof shall from and after the Effective Time be and continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed or amended as provided therein or otherwise by law.
     1.4 Directors and Officers of the Surviving Corporation.
     The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of Company immediately prior to the Effective Time shall, from and after the Effective Time, be officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
     1.5 Effective Time.
     Subject to the provisions of this Agreement, Acquiror, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger in accordance with Section 251 of the DGCL on the Closing Date (as defined below). The Merger shall become effective immediately upon such filing with the Secretary of State of the State of Delaware or at such later date and time as the Company and Acquiror may agree upon and as set forth in such certificate of merger, which date and time is herein referred to as the “Effective Time.”

     1.6 Closing.
     Subject to the provisions of this Agreement, the closing on the Merger (the “Closing”) shall occur at the offices of Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania. The Closing shall occur at a time and date (the “Closing Date”), to be specified by Acquiror and the Company, which shall be no later than the third business day following satisfaction or waiver of the conditions set forth in Article 6, unless another time or date is agreed to in writing by the parties hereto.
     1.7 Effects of the Merger.
     The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of the Merger Sub shall cease, and the Merger Sub shall be merged with and into the Company which, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of such Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall be assumed by and thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. At any time, or from time to time, after the Effective Time, the last acting officers of the Company, or the corresponding officers of the Surviving Corporation, may, in the name of the Company, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all of the Company’s property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.
2. COMPANY ACTIONS AND STOCKHOLDER APPROVAL
     2.1 Company Approval.
     The Company hereby represents and warrants that the Company Board, at a meeting duly called and held, has (A) unanimously approved and adopted the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, (B) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders, (C) resolved (subject to Section 6.1.3 hereof) to recommend that holders of Company Common Shares adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, (D) irrevocably taken all necessary steps to approve Acquiror and Merger Sub becoming, pursuant to the Merger or Stockholder Voting Agreement and/or the acquisition of Company Common Shares pursuant to the Stockholder Voting Agreement, “interested stockholders” within the meaning of Section 203 of the DGCL, (E) irrevocably resolved to elect, to the extent of the Company Board’s power and authority and to the extent permitted by law, not to be subject to any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the Stockholder Voting Agreement. KeyBanc Capital Markets (the “Company Financial Advisor”), the Company’s independent financial advisor, has advised the Company Board that, in its opinion, the Merger Consideration (as defined below) to be paid in the Merger to the Company’s stockholders is fair, from a financial point of view, to such stockholders. The Company has delivered to Acquiror a true and complete copy of the engagement agreement between the Company and the Company Financial Advisor.
     2.2 The Company’s Stockholders’ Meeting.
          2.2.1. Subject to the terms and conditions of this Agreement, the Company, acting through the Company Board, shall as promptly as practicable following the date of this Agreement, prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating to the Merger and this Agreement and use its reasonable best efforts to (x) obtain and furnish the information required to be included by applicable federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Acquiror, Merger Sub and their counsel, to respond promptly to any comments received from the U.S. Securities and Exchange Commission (the “SEC”) with respect to the preliminary Proxy Statement and promptly cause to be mailed to the Company’s stockholders a definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to appraisal rights) (the “DGCL Appraisal Rights”) and (y) obtain the necessary approval by its stockholders of this Agreement and the transactions contemplated hereby, including the Merger.
          2.2.2. The Company, acting through the Company Board, as promptly as practicable following the SEC’s review, if any, of the preliminary Proxy Statement, shall duly call a special meeting of its stockholders (the “Special Stockholders Meeting”) to be held in accordance with the DGCL at the earliest practicable date, upon due notice thereof to its stockholders, to consider and vote upon, among other matters, the adoption and approval of this Agreement and the Merger. Subject to Section 5.1.3 hereof, the Company Board will recommend the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and will use its reasonable best efforts, consistent with its fiduciary duties, to solicit the requisite vote of the Company’s stockholders to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the Proxy Statement.
     2.2.3. The Company, Acquiror and Merger Sub shall cooperate with each other in the Company’s preparation of its Proxy Statement. Acquiror, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable, but in no event later than five (5) business days after being asked to comment) prior to the applicable filing thereof with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of (i) the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) and (ii) the rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”). The Company shall provide Acquiror, Merger Sub and their counsel with copies of any written comments or other material communications the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or other material communications, and with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by the Company or its counsel with respect to the Proxy Statement. Each of Acquiror and the Company agrees to correct any information provided by it for use in the Proxy Statement which, to the Company’s knowledge (in the case of information provided by the Company) or to Acquiror’s knowledge (in the case of information provided by Acquiror), shall have become false or misleading in any material respect. The Company shall use its reasonable best efforts, after consultation with Acquiror, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to the adoption and approval of this Agreement by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and file with the SEC such amendment or supplement. The Company shall not mail the Proxy Statement, or any amendment or supplement thereto, without reasonable advance consultation with Acquiror, Merger Sub and their counsel. The Company shall use its reasonable best efforts to have the definitive Proxy Statement promptly mailed to the Company’s stockholders as soon as is practicable following all necessary responses to SEC comments.
          2.2.4. The Company agrees that the information relating to the Company and its Subsidiaries (as defined below) contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Merger with any other Governmental Entity (as defined below) (to the extent such information was provided by the Company for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          2.2.5. Acquiror shall provide the Company with the information concerning Acquiror and Merger Sub required to be included in the Proxy Statement. Acquiror agrees that the information relating to Acquiror and Merger Sub contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Merger with any other Governmental Entity (to the extent such information was provided by Acquiror or Merger Sub for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the

Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          2.2.6. Acquiror and Merger Sub shall, at the Special Stockholders Meeting, vote, or cause to be voted, all shares of Company Common Shares owned by, or with respect to which the vote is otherwise controlled by, any of Acquiror, Merger Sub and any other affiliate of Acquiror in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.
3. STATUS AND CONVERSION OF SECURITIES
     The manner and basis of converting the shares of the capital stock of the Company and Merger Sub (and rights to acquire common stock) and the amounts of consideration which the holders of the Company Common Shares (or holders of options or warrants to acquire company common shares) are to receive in exchange for such securities are as follows:
     3.1 Company Capital Stock.
          3.1.1. Conversion of Company Common Shares Into Cash. At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time, other than Company Common Shares (if any) owned by the Company, Acquiror or Merger Sub and as otherwise provided in Section 3.3, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and be converted into a right to receive $4.00 in cash, without interest (the “Merger Consideration”). The Company Common Shares that are converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.” Each Company Common Share (if any) issued and outstanding immediately prior to the Effective Time that is owned by the Company, Acquiror or Merger Sub shall automatically be cancelled and shall cease to exist without any conversion thereof, and no consideration shall be delivered or deliverable in exchange therefor.
          3.1.2. Payment of Merger Consideration. Prior to the Effective Time, the Company shall appoint National City Bank as paying agent (the “Paying Agent”). At or prior to the Effective Time, Acquiror shall deposit or cause the Surviving Corporation to deposit with the Paying Agent, for the benefit of the holders of the rights to receive the Merger Consideration, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement. All amounts deposited with the Paying Agent shall be governed by the terms of the Paying Agent Agreement to be entered into by and between Paying Agent and Acquiror; provided, however, that Acquiror agrees that all funds deposited by Acquiror and held by Paying Agent shall be invested in a matter that is not reasonably objectionable to the Continuing Directors.
     3.1.3. Surrender and Exchange of Company Common Shares Certificates. As soon as reasonably practicable after the Effective Time, Surviving Corporation shall cause the Paying Agent to mail to each holder of record immediately prior to the Effective Time of a certificate formerly representing shares of Company Common Shares (a “Certificate”), except those to be cancelled in accordance with the last sentence of Section 3.1.1, (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Acquiror may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer). Upon surrender to the Paying Agent of a Certificate (or evidence of loss in lieu thereof) for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article 3, and the Certificate so surrendered shall forthwith be canceled; provided that in no event will a holder of a Certificate be entitled to receive the Merger Consideration if the Merger Consideration was already paid with respect to the shares of Company Common Stock underlying such Certificate in connection with an affidavit of loss. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other Tax (as defined below) required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Acquiror and the Company that such Tax has been paid or is not applicable.
          For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
          3.1.4. Withholding Rights. Acquiror, Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Acquiror, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law; provided, however, that, pursuant to the exception provided under Section 1445(b)(6) of the Code, none of Acquiror, Surviving Corporation nor the Paying Agent shall withhold any amount under Section 1445 of the Code. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Acquiror, Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Acquiror, Merger Sub or the Paying Agent. For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity (as defined below).
          3.1.5. Unclaimed Funds; Transfers. Promptly following the date which is one hundred and eighty (180) days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of Merger Shares who has not complied with Section 3.1.3 may look only to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) to receive in consideration therefor the Merger Consideration relating thereto pursuant to Section 3.1.3, without any interest or dividends thereon. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Company Common Shares which were outstanding immediately prior to the Effective Time. If any Certificates shall not have been surrendered as of the date immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by Applicable Law (as defined below), become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          3.1.6. Lost, Stolen or Destroyed Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such amount as Acquiror may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect thereto.
          3.1.7. Transfer Taxes. If payment of the Merger Consideration payable to a holder of Company Common Shares pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Acquiror that such Tax either has been paid or is not applicable.
     3.2 Merger Sub Common Stock.
     Each share of Merger Sub Common Stock outstanding on the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and be one fully paid and nonassessable share of the common stock, $0.001 par value, of the Surviving Corporation.

     3.3 Dissenting Shares.
          3.3.1. Notwithstanding anything in this Agreement to the contrary, each outstanding Company Common Share immediately prior to the Effective Time that is held of record by a holder who has not voted in favor of the Merger and who has properly exercised DGCL Appraisal Rights shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall be entitled to receive such payment of the fair value of such Company Common Share from the Surviving Corporation as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder’s DGCL Appraisal Rights, then the right of such holder to be paid the fair value of such Company Common Share shall cease and each such holder’s Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 3.1.
          3.3.2. The Company shall give Acquiror (i) prompt notice of any written demands for appraisal of Company Common Shares, withdrawals of such demands and any other instruments delivered pursuant to Section 262 of the DGCL and (ii) the opportunity jointly to participate with the Company in all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 262 of the DGCL and will not, except with the prior written consent of Acquiror, settle or offer to settle any such demands or waive any failure to comply with Section 262 of the DGCL by any holder of Company Common Shares.
     3.4 Company Stock Options and Other Stock Plans.
          3.4.1. The Company Board shall terminate the Company’s 1992 Stock Option Plan, 1996 Stock Option Plan, 2002 Stock Option Plan and/or 2007 Stock Incentive Plan (collectively, the “Company Plans”), effective as of immediately prior to the Effective Time. Additionally, promptly after the execution of this Agreement, the Company shall secure the written consent of each holder of an unexercised stock grant under a Company Plan, whether or not then vested or exercisable, to the cancellation of the holder’s rights under the Company Plans and stock grants, to be effective as of immediately prior to the Effective Time, in exchange for a payment, calculated as follows: For each stock option grant with respect to which the Merger Consideration exceeds the exercise price per share (the “In-The-Money Options”), effective as of immediately prior to the Effective Time, the holder shall receive a single lump sum cash payment equal to the product of (1) the number of Company Common Shares subject to such option and (2) the excess of the Merger Consideration over the exercise price of such option (subject to any applicable withholding taxes).
     3.4.2. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Plans) shall adopt such resolutions or take such other actions as are required to give effect to this Section 3.4.2 as it relates to options granted under the Company Plans, as amended. All amounts payable pursuant to this Section 3.4.2 shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid without interest by the Surviving Corporation as soon as practicable following the Effective Time, taking into account, if necessary, any delay required by Section 409A of the Code.
          3.4.3. All provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time.
     3.5 Adjustments to Prevent Dilution.
     In the event that the Company changes (or establishes a record date for changing) the number of Company Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Common Shares, at any time during the period from the date hereof to the Effective Time, then the Merger Consideration and consideration for In-the-Money Options shall be equitably adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.
4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS
     4.1 Representations, Warranties and Agreements of the Company.
     Except as set forth in a disclosure letter dated the date hereof and delivered by the Company to Acquiror and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to each of Acquiror and Merger Sub as follows:
          4.1.1. Organization, Good Standing, Capitalization.
                    (i) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization with all requisite corporate or similar power and authority to own, operate and lease its properties, to carry on its business as now being conducted. The authorized and issued capital stock of the Company as of the date hereof is as set forth in the recitals of this Agreement; all capital stock of the Company listed therein as authorized has been duly authorized, and all capital stock of the Company listed therein as issued and outstanding has been validly issued and is fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth in Section 4.1.1(i) of the Company Disclosure Letter, all of the issued and outstanding shares of common stock of, or other equity interests in, each Subsidiary of the Company are held (directly or indirectly) by the Company, and all such shares have been validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, any Subsidiary of the Company of any of such Subsidiary’s capital stock. References in this Agreement to “Subsidiaries” shall mean any corporation, partnership, association, trust or other form of legal entity of which (A) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by the Company, (B) the Company and/or one or more of its Subsidiaries holds voting power to elect a majority of the Board of Directors or other body performing similar functions or (C) the Company or any Subsidiary of the Company is a general partner.

                    (ii) There are no outstanding rights, options, warrants, stock appreciation, phantom stock or equity (or equity-based), conversion rights, agreements for the purchase or acquisition from, or plans with respect to, the sale or issuance by the Company or each of its Subsidiaries of any shares of its capital stock of any class or any security convertible into or exercisable for shares of the Company’s capital stock or equity of the Subsidiaries, other than (a) a maximum of 517,304 shares of the Company’s Common Stock reserved for issuance under the Company Plans (of which 488,150 shares have been granted as of the date of this Agreement) and (b) that certain number of shares of the Company’s Common Stock that may be issued upon conversion of that certain Convertible Promissory Note, dated October 29, 2007, to Donal H. Malenick, as amended (the “Malenick Note”), as calculated in Section 4.1.1(ii) of the Company Disclosure Letter. Section 4.1.1(ii) of the Company Disclosure Letter sets forth the exercise price of all outstanding rights, options, warrants, conversion rights or other agreements for the purchase of shares of capital stock of the Company.
                    (iii) Except as set forth in Section 4.1.1(iii) of the Company Disclosure Letter, the Company does not have any Subsidiaries.
          4.1.2. SEC Filings; Financial Statements. The Company has filed all SEC reports and documents required to be filed by it or its Subsidiaries with the SEC since November 1, 2004 (collectively, the “Company SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, each as in effect on the date so filed, or, if amended, as of the date of the last such amendment. The Company’s consolidated statements of operations for the three fiscal years ended October 28, 2007, October 29, 2006 and October 30, 2005 and the Company’s consolidated balance sheets as of October 28, 2007 and October 29, 2006 and the related notes to all of said financial statements, all of which have been heretofore included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007, present fairly in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered except as specifically referred to in such financial statements, the consolidated financial position of the Company and its Subsidiaries and the results of its operations as of, and for the periods ended on, the dates specified.
          4.1.3. No Undisclosed Liabilities. There are no undisclosed liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed, reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007 and/or in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 17, 2008, (ii) liabilities disclosed in the Company SEC Reports (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, (iv) liabilities incurred in the ordinary course of business consistent with past practice since October 28, 2007, (v) other liabilities disclosed to Acquiror in Section 4.1.3(v) of the Company Disclosure Letter,

(vi) performance obligations under contracts filed as exhibits to the Company SEC Reports or entered into in the ordinary course of business consistent with past practice required in accordance with their terms or performance obligations required under any applicable law, ordinance, regulation, treaty, statute, ordinance, notice or guideline promulgated by any Governmental Entity (defined below) by which such Person, or any subsidiary of such Person, is bound (collectively, “Applicable Law”) of any Governmental Entity, in each case arising after October 28, 2007, and (vii) liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. “Material Adverse Effect” means any facts, circumstances, events or changes that with respect to the Company and its Subsidiaries taken as a whole or Acquiror (1) are both material and adverse to the financial condition, results of operations, assets or business of the Company taken as a whole or Acquiror, respectively, excluding any such fact, circumstance, event or change resulting from or arising in connection with (A) changes or conditions generally affecting the restaurant industry, (B) changes or conditions generally affecting the economy or financial or securities markets in the United States or elsewhere, (C) increase or decrease in trading price or trading volume of the Company Common Shares or any failure by the Company to meet published third party revenue or earnings projections, (D) changes or conditions arising by reason of this Agreement, the Merger and the other transactions contemplated by this Agreement, including the announcement of any of the foregoing, or (E) commencement of a new war or material escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States; or (2) would materially impair the ability of the Company, with respect to any effect on the Company, or Acquiror, with respect to any effect on Acquiror, to consummate the transactions under this Agreement. “Aggregate MAE” means a Material Adverse Effect with respect to both the Company and Acquiror (including their respective Subsidiaries), taken as a whole.
          4.1.4. Operation in Ordinary Course. Except as set forth in Section 4.1.4 of the Company Disclosure Letter or as disclosed in any Company SEC Report filed with or furnished to the SEC prior to the date hereof or as specifically contemplated by this Agreement or as disclosed or reflected in any Company Report on Form 8-K filed since October 28, 2007, each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice since October 28, 2007, has not entered into or amended any credit or loan agreement or other long-term debt agreement and has not entered into or amended any material contract as defined under Item 601 of Regulation S-K promulgated by the SEC. Since October 28, 2007 through the date of this Agreement, no event has occurred which would reasonably be expected to have a Material Adverse Effect on the Company.
          4.1.5. Authority Relative to this Agreement, etc. Assuming the accuracy of the representations and warranties of Acquiror and Merger Sub set forth in Section 4.2, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except for the requisite approval of the Merger by its stockholders and the filing and recordation of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

          4.1.6. Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby; no bonds, debenture notes or other indebtedness of the Company or its Subsidiaries has the right to vote on any matters on which the holders of the Company’s capital stock may vote.
          4.1.7. Compliance with Other Instruments, etc. Subject to requisite stockholder approval and except as set forth in Section 4.1.7 of the Company Disclosure Letter, neither the execution nor delivery of this Agreement by the Company nor the Company’s consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any Material Contract (as defined below), or (iii) any action, injunction, judgment, proceeding, decree, judgment, statute, legislation, ordinance, rule, regulation or other order (whether temporary, preliminary or permanent) (“Order”) of any court, tribunal, administrative agency or commission, legislative body or other governmental or regulatory agency, authority, board, bureau or instrumentality or other public persons or entities in the United States (a “Governmental Entity”) or any Applicable Law of any Governmental Entity, other than, in the case of clauses (ii) or (iii), any such violation, conflict or default that is not and is not reasonably likely to become, individually or in the aggregate, material to the Company.
          4.1.8. Material Contracts. Section 4.1.8 of the Company Disclosure Letter sets forth a list of each of the Material Contracts as of the date of this Agreement. Each Material Contract is a valid and binding obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other party thereto, and is valid and enforceable in accordance with its terms and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except as set forth in Section 4.1.8 of the Company Disclosure Letter, the Company and its Subsidiaries are not, and, to the knowledge of the Company, no other party thereto is, in violation or breach of any Material Contract in any respect, except where such violation or breach would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as set forth in Section 4.1.8 of the Company Disclosure Letter, neither the Company nor its Subsidiaries have given to or received from any other Person, at any time since October 28, 2007, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default by the Company or a Subsidiary under, any Material Contract.
          For purposes of this Agreement, “Material Contract” means any contract, arrangement, agreement, lease, indenture, undertaking, debt or other instrument, loan, mortgage, letter of credit, understanding or other commitment, oral or written, to which the Company or any Subsidiary is a party or by which it is bound or to which any of its property is subject that:
                    (i) involves the receipt or expenditure of an amount in excess of $500,000 per agreement year;
                    (ii) is a joint venture, partnership, or profit sharing agreement that involves or is expected to involve of gross revenues in excess of $500,000 with any other Person;

                    (iii) contains covenants that restrict the business activity of the Company or its Subsidiaries or limit the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person in any material respect;
                    (iv) is a loan agreement, credit agreement, indenture or other agreement relating to the borrowing of money by the Company or Subsidiary of the Company in excess of $500,000;
                    (v) is a lease for personal property in which the annual amount of payments by the Company or any Subsidiary is in excess of $100,000;
                    (vi) is a guaranty by the Company or its Subsidiaries of any obligation of another Person;
                    (vii) is an employment agreement, severance arrangement (oral or written) or other compensation agreement or arrangement with an annual salary in excess of $200,000, and any consulting, management or retainer agreement, contract, arrangement or commitment in excess of $50,000;
                    (viii) is not terminable on ninety (90) days notice without penalty or obligation to make payments in excess of $100,000 due to termination;
                    (ix) relates to outstanding subscriptions, options, warrants, rights or privileges, preemptive or contractual to acquire any shares of capital stock of the Company;
                    (x) is with an executive officer, director or affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Company or its Subsidiaries;
                    (xi) relates in any way to a prior acquisition, disposition, reorganization, exchange, readjustment or succession transaction involving equity securities, assets or group of related assets not in the ordinary course of business, between the Company or its Subsidiaries and any other Person and under which the Company or its Subsidiaries has any obligations or potential liabilities (accrued, unaccrued, contingent, contractual or otherwise) remaining still to be performed or as to which the survival period or statute of limitations, as applicable, has not expired; or
                    (xii) relates to the ten (10) largest suppliers or vendors to the Company and is material to the Company’s current business relationship with such supplier.
          4.1.9. Governmental and other Consents, etc. Subject to the requisite stockholder approval and except for any failure to obtain such consents, approvals, authorizations or filings, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, no consent, approval or authorization of, or filing with, any Governmental Entity on the part of the Company or any of its Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings in the State of Delaware in accordance with the DGCL, and (ii) filings with the

SEC, the National Association of Securities Dealers, Inc. and any applicable national securities exchange or quotation system.
          4.1.10. No Misleading Statements. None of the Company SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed, or, if amended, as of the date of the last such amendment, any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          4.1.11. Compliance with Applicable Law.
                    (i) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted (the “Company Permits”), except for any failure to obtain or hold such Company Permits, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Applicable Law of any Governmental Entity, except where such violation would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, in each case as of the date of this Agreement.
                    (ii) Except as set forth in Section 4.1.11(ii) of the Company Disclosure Letter, the Company and each of its officers and directors are in compliance with, and since July 29, 2005 have complied, in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. Each Company SEC Report that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act was accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company, such certification was true and accurate and complied with the Sarbanes-Oxley Act.
          4.1.12. No Broker. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than the Company Financial Advisor.
          4.1.13. Litigation. Except as set forth in Section 4.1.13 of the Company Disclosure Letter, there is not pending, and to the knowledge of the Company, there is neither threatened nor any reasonable basis (as defined below) for, any litigation, action, suit or proceeding to which the Company or any of its Subsidiaries is or will be a party in or before or by any Governmental Entity, except for (A) any litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims with respect to the Merger or the other transactions contemplated by this Agreement or (B) any other litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims which has been properly disclosed in the Company SEC Reports. In addition, except as set forth in Section 4.1.13 of the Company Disclosure Letter, there is no Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. For purpose of this Section 4.1.13 and Section 4.1.18, “reasonable basis” means the existence of any set of factual circumstances from which a reasonable person would conclude that a claim, suit, investigation or similar proceeding that is recognized under Applicable Law could properly be asserted or commenced.
          4.1.14. ERISA Matters.
                    (i) Section 4.1.14(i) of the Company Disclosure Letter identifies, and the Company has made available to Merger Sub, true and complete copies of each employee benefit plan (as defined in Section 3(3) of ERISA), each Company Plan, and all other employee benefit plans, programs, pay practices, contracts and arrangements, including each pension, retirement, welfare, profit-sharing, bonus, incentive, deferred compensation, severance pay, vacation, group insurance, death benefit, medical, dental, disability, Code Section 125 cafeteria or flexible benefit plan, stock option, stock bonus, or other stock-based compensation plan, agreement or arrangement, with respect to which the Company participates in, contributes to, sponsors, or is a fiduciary thereof, or by which the Company or any ERISA Affiliate has or may have any liability or obligations. Such plans or other arrangements are collectively referred to herein as “Company Benefit Plans.” “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code. Section 4.1.14(i) of the Company Disclosure Letter also identifies each Company Benefit Plan that is a welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”), a pension plan as defined in Section 3(2) of ERISA (“Pension Plan”), and a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plan”).
                    (ii) Except as set forth in Section 4.1.14(ii) of the Company Disclosure Letter, (A) each Company Benefit Plan that is a Pension Plan as defined in clause (i) above that is intended to qualify under Section 401(a) of the Code meets the requirements of a “qualified plan” under such Section, has received a favorable determination letter from the IRS, or it is being requested, and, to the knowledge of the Company, no facts exist that would jeopardize or adversely affect the qualification under Code Section 401(a) of any such Company Benefit Plan; (B) no Company Benefit Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or is subject to Title IV of ERISA; (C) there has been no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Company Benefit Plan; (D) all required employer contributions to each Company Benefit Plan have been made when due (or, in the case of contributions not yet due, have been accrued on the Company’s financial statements and records to the extent required by GAAP); (E) the Company has made available to Merger Sub, as to each Company Benefit Plan, if applicable, a true and correct copy of (1) the most recent annual report (Form 5500) filed with the IRS, (2) the most recent actuarial valuation report, (3) each current Plan document, trust agreement, group annuity contract and insurance contract, if any, relating to such Company Benefit Plan, (4) the most recent summary plan description; (5) forms filed with the PBGC (other than for premium payments) within the twelve-month period preceding the Effective Date, (6) the most recent determination letter issued by the IRS, and (7) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
                    (iii) Except as set forth in Section 4.1.17(iii) of the Company Disclosure Letter, (A) each Company Benefit Plan has been administered in material compliance with the applicable provisions of ERISA, the Code, all other Applicable Law and the terms of such Plan; (B) there are no pending or, to the knowledge of the Company, threatened investigations or claims by the IRS, Department of Labor, Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Entity, relating to any of the Company Benefit Plans; (C) there are no pending or, to the knowledge of the Company, threatened termination proceedings (except as provided for in this Agreement), and (D) there are no pending claims, suits or proceedings against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, except claims for benefits payable in the normal operation of the Plan.
                    (iv) Except as set forth in Section 4.1.17(iv) of the Company Disclosure Letter, no Welfare Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No reportable event within the meaning of Section 4043 of ERISA has occurred in connection with any of the Plans.
                    (v) Except as set forth in Section 4.1.17(v) of the Company Disclosure Letter, all reports, returns and other documentation (including Form 5500 Annual Reports and PBGC-1s) that are required to have been filed with the IRS, the United States Department of Labor, the PBGC or any other Governmental Entity with respect to any Company Benefit Plans have been filed on a timely basis in each instance in which the failure to file such reports, returns and other documents would result in any material liability to the Company.
                    (vi) Except as set forth in Section 4.1.17(vi) of the Company Disclosure Letter, the Company never participated in or contributed to any Multiemployer Plan and no ERISA Affiliate has contributed to or participated in any Multiemployer Plan.
                    (vii) Each Pension Plan that is not qualified under Code Section 401(a) or 403(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1).
                    (viii) The Company is and has been in material compliance with COBRA, Section 601 et seq. of ERISA, Section 4908B of the Code, and HIPAA. Except to the extent required by COBRA, Section 601 et seq. of ERISA, and Section 4908B of the Code, and as set forth in Section 4.1.17(viii) of the Company Disclosure Letter, the Company and the Company Benefit Plans do not have any liability or obligations to provide any health or welfare benefits to any current or former employees following the end of the month following termination of such Person’s service with the Company.

                    (ix) No Company Benefit Plan maintained by the Company covers or otherwise benefits any individuals other than current or former employees or directors of the Company and its Subsidiaries (and their dependents and beneficiaries).
                    (x) Each Company Benefit Plan may be amended and terminated in accordance with its terms, and, each such plan provides for the right of the Company or any Subsidiary of the Company (as applicable) to amend or terminate such Company Benefit Plan.
          4.1.15. Parachute Payments.
          Except as set forth in Section 4.1.15 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any benefits, except with respect to any event or condition referred to in any of clauses (A) through (C) above that arises from any employee agreement disclosed in the Company Disclosure Letter (the “Employee Agreements”). As of the date of this Agreement, no individual who is a party to an Employee Agreement has terminated employment or been terminated, in either case under circumstances that have given rise to a severance obligation on the part of the Company under such Employee Agreements.
          4.1.16. Real Estate.
                    (i) Section 4.1.16(i) of the Company Disclosure Letter includes a list, which is true and correct in all respects, of all the real property (“Owned Real Property”) which is owned in fee simple by the Company or Subsidiaries. The Company or its Subsidiaries, as the case may be, has good, marketable and insurable title to the Owned Real Property, except for failures to have good, marketable and insurable title that have been cured and are disclosed in the Company Disclosure Letter, or that are, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to each such parcel of Company Owned Real Property: (a) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel, other than (i) the Company Real Property Leases, or (ii) any rights of way, utility easements or similar agreements that would not reasonably be expected to have a Material Adverse Effect on the Company or limit the ability to use any of the Owned Real Property with respect to the current use, occupancy or operation thereof; and (b) there are no outstanding rights of first refusal or options to purchase such parcel.
                    (ii) Section 4.1.16(ii) of the Company Disclosure Letter includes a list, which is true and correct in all respects, of all of the leases and subleases and any amendments thereto of the Company, its Subsidiaries and each leased and subleased parcel of real property in which the Company or any of its Subsidiaries is a tenant, subtenant, landlord or sub landlord (“Real Property Leases”). Section 4.1.16(ii) of the Company Disclosure Letter sets forth (on a per lease basis) (a) any consent or notice required to be delivered as the result of the consummation of the Merger; (b) its term and any options to extend the term; (c) the current rental rates, and (d) any material operating, use or other restrictions or covenants that restrict or prohibit the use or operation of the store as a restaurant or the current operation of the store. To the knowledge of the Company, no reciprocal easement agreement, subordination and non-disturbance agreement, utility lease, title insurance policy and documents referenced therein, assignment of leases and rents, mortgages, indenture, tax indemnity and other instrument with respect to each Real Property Lease, if any, contain any operating, use or other restrictions or covenants that restrict or prohibit the use or operation of the store as a restaurant or the current operation of the store. The Company has not received written notice nor, to the Company’s knowledge, is it aware that the Company’s current use or operation of a leased property as a restaurant violates any obligation in the Reviewed Documents. In the ordinary course of the Company’s due diligence for entering into Real Property Leases, the Company or its agents conducted a review of title exception documents that would restrict or prohibit the use or operation of any leased property and based upon such review, to the knowledge of the Company, the Company has not received written notice nor is it aware that such title exception documents prohibit or restrict the use or operation of any leased property as a prototypical Company store.
                    (iii) Except as set forth in Section 4.1.16(iii) of the Disclosure Schedule, with respect to each Real Property Lease, as of the date of this Agreement: (A) each is a legal, valid, binding and enforceable agreement of the Company or a Subsidiary of the Company, in full force and effect, (B) neither the Company nor its Subsidiaries have received notice, written or otherwise, that (i) it is in breach or default in any respect or (ii) any event has occurred that would constitute or permit termination, modification or acceleration of the Real Property Lease or trigger liquidated damages, (C) neither the Company nor its Subsidiaries have received written notice or is aware of any dispute or claim in connection with any Real Property Lease, and (D) no interest in any Real Property Lease or any demised premises has been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any manner.
                    (iv) The Company Owned Real Property and the Real Property Leases are referred to collectively herein as the “Company Real Property.” Except as set forth in Section 4.1.16(iv) of the Company Disclosure Letter, with respect to the Company Real Property, as of the date hereof:
                         (A) Neither the Company nor its Subsidiaries have received written notice nor are they aware that (1) any parcel is not in compliance with Applicable Law in effect as of the date hereof relating to use, occupancy and operation (including but not limited laws with respect to zoning, building, fire, safety, health codes and sanitation) of the related restaurant or (2) any condition currently or previously existing on any Company Real Property that would reasonably be expected to give rise to any violation of, or require any remediation under, any existing Applicable Law, in each case other than those arising in the ordinary course of business or that would not be material with respect to the operation of the business with respect to the applicable Company Real Property;
                         (B) Neither the Company nor its Subsidiaries have received written notice of, and to the knowledge of the Company, there is not currently threatened, any pending eminent domain, condemnation or other similar proceeding;

                         (C) Neither the Company nor its Subsidiaries have received written notice that current use of any Company Real Property violates any other agreement currently in place with a third party, and there are no violations of any covenants, conditions, restrictions, easements, agreements or Orders of any Governmental Entity having jurisdiction over any of the Company Real Property that materially and adversely affects such Company Real Property or the use or occupancy thereof;
                         (D) With respect to the Company Real Property and except for the consents that are required and set forth in Section 4.1.16(ii) above, no claim, action or proceeding, legal or administrative, has been commenced or is pending, threatened or contemplated which would adversely affect or prohibit the consummation of the transaction contemplated herein. The Company shall promptly forward to Acquiror any notice of such claim, action or proceeding received by Acquiror;
                         (E) No damage or destruction has occurred, nor are there any defects, with respect to any of the Company Real Property that would cause such Company Real Property to be unusable for the purpose for which it is currently intended or that would cost more than $100,000 in the aggregate to repair or restore after consideration of insurance coverage;
                         (F) Neither the Company nor its Subsidiaries have received written notice, nor is the Company aware, of any required certificate of occupancy, permit, license, franchise, approval or authorization of any Governmental Entity having jurisdiction over the Company Real Property which the Company has not obtained or maintained in effect which would reasonably be expected to (i) prohibit or limit the Company’s ability to operate any Company Real Property in the ordinary course consistent with past practice or (ii) have a Material Adverse Effect on the Company;
                         (G) All buildings and other improvements included within the Company Real Property (the “Company Improvements”) are, in all material respects, adequate to operate such facilities as currently used, and, to the Company’s knowledge, there are no facts or conditions affecting any of the Company Improvements that would, individually or in the aggregate, interfere in any material respect with the current use, occupancy or operation thereof. With respect to the Company Improvements, the Company has all rights of access that are reasonably necessary for the operation of its business;
                         (H) Neither the Company nor any of its Subsidiaries is obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Real Property or any portion thereof or interest therein; and
                         (I) the Company has property and casualty insurance policies that are commercially reasonable and consistent with past practices of the Company and the Company has made any claims set forth in Section 4.1.16(vi)(I) of the Company Disclosure Letter under such policies.
          4.1.17. Environmental. To the knowledge of the Company:
                    (i) The Company and each of its Subsidiaries possess, and are in material compliance with, all permits, licenses and government authorizations and have filed all notices that are required under Applicable Law or Orders relating to protection, preservation or restoration of the environment, or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, in each case as in effect on the date of this Agreement (“Environmental Laws”) applicable to the Company and each of its Subsidiaries and the Company Real Property. The Company and each of its Subsidiaries and the Company Real Property have been and are in compliance with all applicable Environmental Laws. As used in this Agreement, the term “Hazardous Materials” means any substance and/or material presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Materials includes any substance to which exposure is regulated by any Governmental Entity or Environmental Law, including, but not limited to, any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, hazardous material, petroleum or any other derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
                    (ii) Neither the Company nor its Subsidiaries has received notice of actual or threatened liability from any Governmental Entity or any third party indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the current or former ownership or operation of their respective businesses or any of their respective properties or assets.
                    (iii) Neither the Company nor its Subsidiaries has entered into or agreed to, nor does the Company or, to the knowledge of the Company, its Subsidiaries, contemplate entering into any consent decree or Order, and are not subject to any judgment, decree or judicial or Order relating to compliance with, or the cleanup, remediation or removal of Hazardous Materials under, any applicable Environmental Laws.
                    (iv) Neither the Company nor its Subsidiaries has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries, affiliates, employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any facility, site, area, property or Company Real Property (including, without limitation, any facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries ) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) during the time such facility, site, area or property was owned, leased or operated by the Company or its Subsidiaries.
                    (v) Except as set forth in Section 4.1.17(v) of the Company Disclosure Letter, none of the Company Owned Real Property or real property previously owned by the Company or any of its Subsidiaries contains any friable asbestos, regulated PCBs or

“aboveground storage tanks” or “underground storage tanks”, as such terms are defined in applicable Environmental Laws.
          4.1.18. Intellectual Property.
                    (i) Except as set forth in Section 4.1.18(i) of the Company Disclosure Letter, the Company and its Subsidiaries do not own any Company Owned Registered Intellectual Property or Company Licensed Intellectual Property with respect to which the Company or its Subsidiaries make annual license payments in cash in excess of $50,000 or in the form of other consideration with a value in excess of $50,000.
                    (ii) For purposes of this Agreement, (i) “Intellectual Property” means copyrightable works (both registered and unregistered), trademarks and service marks (both registered and unregistered, and all of the goodwill associated therewith), trade names, service names, logos, slogans, trade dress, domain names, patents, patent applications, inventions, proprietary information, trade secrets, technical information, customer information, data, databases, computer programs (in both object code and source code) and program rights, drawings and other similar intangible property rights and interests, arising under the laws of any applicable jurisdiction, and all documentation relating to any of the above; (ii) “Company Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries; (iii) “Company Owned Registered Intellectual Property” means the Company Owned Intellectual Property that is the subject of a patent registration, copyright registration, trademark registration, Internet domain name registration or an application for any of the foregoing; and (iv) “Company Licensed Intellectual Property” means the Intellectual Property licensed to the Company or its Subsidiaries.
                    (iii) The Company owns (without the making of any payment to others or the obligation to grant rights to others in exchange, and free and clear of all liens, claims, changes, encumbrances or other restrictions of any kind whatsoever) all Company Owned Intellectual Property and all software, computer programs or databases which have been purchased from third parties, other than third-party software generally commercially available on a “shrink wrap” license or similar basis (the “Company Owned Software”) in all material respects necessary to the conduct of its business as presently being conducted and as presently proposed to be conducted, except where such lack of ownership would not reasonably be expected to have a Company Material Adverse Effect. The Company has the right to use all Company Licensed Intellectual Property in all respects necessary to the conduct of its business as presently being conducted and as presently proposed to be conducted, except where such inability to use the Company Licensed Intellectual Property would not reasonably be expected to have a Company Material Adverse Effect. Within the past three (3) full fiscal years, neither the Company nor its Subsidiaries has received notice alleging that (x) the Company or a Subsidiary has violated or is violating any Intellectual Property rights of any other Person or (y) any other Person claims any interest in any Company Owned Intellectual Property or Company Owned Software. The Company has no knowledge of any claim or action pending or overtly threatened with respect to Company Owned Intellectual Property or Company Owned Software, and the Company has no knowledge of any reasonable basis for any such claim or action. To the Company’s knowledge, neither the Company nor its Subsidiaries is infringing upon or otherwise acting adversely to and has not misappropriated any Intellectual Property owned by any other

Person, and the Company has no knowledge of any infringement, improper or unlicensed use by others, or misappropriation of any Company Owned Intellectual Property or Company Owned Software, except in each case where such infringement or misappropriation would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all licenses and other agreements pertaining to the Company Owned Intellectual Property, Company Licensed Intellectual Property and Company Owned Software, and such licenses and other agreements are in compliance in all material respects with Applicable Law in all jurisdictions in which the Company conducts any business operations. The consummation of the transactions contemplated hereby will not alter or impair in any material respect the rights and interests of the Company in the Company Owned Intellectual Property, Company Licensed Intellectual Property or Company Owned Software, and the Surviving Corporation will have the same rights and interests in the Company Owned Intellectual Property, Company Licensed Intellectual Property and Company Owned Software immediately after the Closing as the Company will have immediately prior to the Closing.
          4.1.19. Insurance. Neither the Company nor any Subsidiary of the Company has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming the Company, any of its affiliates, its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee and each of the Company, and to the knowledge of the Company and its Subsidiaries, is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or its Subsidiaries as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or its Subsidiaries.
          4.1.20. Labor and Employment Matters.
                    (i) Neither the Company nor any Subsidiary is a party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other employee group, no petitions for an election with respect to any of the Company’s employees are pending before the National Labor Relations Board and, and no labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of the Company;
                    (ii) Except as set forth in Section 4.1.20(ii) of the Company Disclosure Letter, to the knowledge of the Company, there are no formal union organizing campaigns or representation proceedings underway or threatened with respect to any of the Company’s employees, nor are there any existing or, to the knowledge of the Company, threatened labor strikes, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting the Company or any of its employees;
                    (iii) Except as set forth in Section 4.1.20(iii) of the Company Disclosure Letter, there are no unfair labor practice charges pending, or to the knowledge of the Company threatened, before any Governmental Entity involving or affecting the Company or any of its employees;

                    (iv) Except as set forth in Section 4.1.20(iv) of the Company Disclosure Letter, none of the current or former employees, directors or applicants for employment of the Company has a pending or, to the Company’s knowledge, has threatened any claim against the Company;
                    (v) Except as set forth in Section 4.1.20(v) of the Company Disclosure Letter, all of the Company’s employees are employed at will, meaning they can quit at any time or be terminated at any time except as otherwise provided by Applicable Law; and
                    (vi) Except as set forth in Section 4.1.20(vi) of the Company Disclosure Letter, the Company is and at all relevant times has been in material compliance with Applicable Law respecting the Company’s current employees, former employees, and applicants for employment, including, but not limited to, fair employment practices, hiring and firing, overtime compensation, wage payment, leaves of absence, immigration, safety and health, and the WARN Act.
          4.1.21. Title to Assets. The Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the Company’s October 28, 2007 Balance Sheet or acquired after October 28, 2007 (other than assets disposed of since October 28, 2007 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, title defects, liens, pledges, encumbrances and restrictions, except for (i) liens for Taxes accrued but not yet payable; (ii) liens arising as a matter of Applicable Law in the ordinary course of business with respect to obligations incurred after October 28, 2007, provided that the obligations secured by such liens are not delinquent; and (iii) liens on the landlords’ interests in real property leased by the Company as tenant. The Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where a failure to own or have a valid leasehold interest in a property or asset would not reasonably be expected to have a Material Adverse Effect on the Company.
          4.1.22. Taxes. The Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All Taxes of the Company which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or its Subsidiaries , other than statutory liens for Taxes not yet due and payable and liens for Taxes contested in good faith. Except as set forth in Section 2.1.22 of the Company Disclosure Letter, the Company does not know of any action, suit, proceeding, audit, claim or assessment proposed, threatened or pending against or with respect to the Company or its Subsidiaries in respect of any Tax where there is a reasonable possibility of a material adverse determination. The Company and each Subsidiary has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code and any similar provision of state, local or foreign law. Neither the Company nor its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, officers, directors, independent contractors, creditors, stockholders or other third parties. The unpaid Taxes of the Company for the current taxable period did not, as of the most recent financial statement of the Company, exceed the reserve for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company financial statement. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method. Neither the Company nor any of its Subsidiaries is a party to or subject to any tax sharing agreement. The Company has not entered into any agreement that could obligate it to make any payment that would be a nondeductible expense under Section 162(m) or Section 280G of the Code. The Company has not been a “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Neither the Company nor its Subsidiaries has a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and that foreign country. Neither the Company nor its Subsidiaries own an interest in any “passive foreign investment company,” as defined in Section 1297 of the Code or a “controlled foreign corporation” as defined in Section 957 of the Code. The Company and each Subsidiary (i) has not been a member of an affiliated group, as defined in Section 1504(a) of the Code (other than a group the common acquiror of which was the Company) and (ii) has no liability for the Taxes of any Person, other than the Company, under (A) Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise. For purposes of this Agreement, “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
          4.1.23. Related Party Transactions. Since October 28, 2007, the Company has not entered into any transaction of the type described in Item 404(a) of Regulation S-K promulgated by the SEC that is not described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007, or in the other SEC Reports.
          4.1.24. Franchises.
                    (i) The Company does not have, and has not had, any Subsidiary offering or selling Franchises (as defined below), domestically or internationally. The Company is the only Person that has offered or sold Franchises (as defined below) with respect to the federally registered trademark and service mark “Max & Erma’s” (the “Brand”). For purposes of this Agreement, “Franchise” means the grant by Company to a Franchisee of the rights to establish and operate a restaurant under the Brand, including master franchise agreements, multi-unit development agreements, area representative agreements, area development agreements, license agreements, business opportunities or seller-assisted marketing plans, together with all ancillary agreements related thereto.
                    (ii) Section (ii) of the Company Disclosure Letter sets forth a listing of, and the Company has provided Acquiror and Merger Sub with a true and complete representative example of, the Company’s currently effective Company Disclosure Documents (as defined below), together with a true and complete representative example of all Company Disclosure Documents used by the Company since January 1, 2004 in connection with the offer and sale of Franchises. For purposes of this Agreement, “Company Disclosure Documents” means the Uniform Franchise Offering Circular of the Company prepared in accordance with the Uniform Franchise Offering Circular Guidelines (“UFOC Guidelines”) published by the North American Securities Administrators Association (the “NASAA”), the Franchise Disclosure Document of the Company prepared in accordance with the Amended FTC Rule (as defined below) (the “FDD”) and all other forms of disclosure documents used by Company to offer and sell Franchises in the United States and throughout the world. For purposes of this Agreement, “Amended FTC Rule” means 16 Code of Federal Regulations Part 436. — Disclosure Requirements and Prohibitions Concerning Franchising.
                    (iii) Section 4.1.24(iii) of the Company Disclosure Letter contains a true and complete list of any Contract (and any written or oral amendment or modification thereto) between the Company and a Franchisee pertaining to and evidencing the grant of a Franchise (collectively, the “Franchise Agreements”). For purposes of this Agreement, “Franchisee” means the Person to whom a Franchise is granted. There are no other currently effective Franchise Agreements relating to the Brand. Except as set forth on Section 4.1.24(iii) of the Company Disclosure Letter, each Franchise Agreement entered into since January 1, 2004 is substantially similar to the form of Franchise Agreement incorporated into the Company Disclosure Documents that was issued to the Franchisee contemporaneously with the sale of such Franchise by the Company to the Franchisee. The Company has made available to the Acquiror and Merger Sub true, complete and correct copies of all Franchise Agreements listed or required to be listed on Section 4.1.24(iii) of the Company Disclosure Letter, including all amendments and addenda thereto.
                    (iv) The Company has, at all relevant times, the corporate power and authority and legal right to enter into and carry out the terms of each Franchise Agreement. All of the Franchise Agreements are valid, binding and enforceable against the Franchisee thereunder in accordance with its terms (excepting and excluding any post-expiration or post-termination noncompetition provisions), subject to any such Franchisee’s bankruptcy, insolvency, receivership or similar proceeding under state or federal law and subject to any equitable doctrines, Applicable Law and Franchise Laws (as defined below) which may affect the enforceability of the Franchise Agreements against Franchisees. For purposes of this Agreement, “Franchise Laws” means all laws, rules or regulations of the United States Federal Trade Commission (the “FTC”) or any state, province, foreign country or other jurisdiction relating to the relationship between Franchisor and Franchisees or to the offer, sale, termination, non-renewal or transfer of Franchises by the Company.
                    (v) Section 4.1.24(v) of the Company Disclosure Letter identifies each existing Franchisee that (i) is, to the Company’s knowledge, currently in material default under any Franchise Agreement, whether or not Company has notified the Franchisee about the default; (ii) has received within the twelve (12) month period prior to the date of this Agreement notice from the Company that such Franchisee has incurred a default under such Franchise Agreement; or (iii) has on three (3) or more occasions within any twelve (12) month period received written notices of events of default under a Franchise Agreement.

                    (vi) Section 4.1.24(vi) of the Company Disclosure Letter contains a true and complete list of all written or, to the knowledge of the Company, oral agreements or arrangements (and with respect to oral agreements a description thereof) with independent sales representatives, contractors, brokers or consultants under which the Company has authorized any Person to sell or promote Franchises on behalf of the Company or has agreed to rebate or share amounts receivable under any Franchise Agreement in connection with the offer and sale of any such Franchise Agreement and indicating which of such agreements are in default and may be terminated by the Company by notice to the other party. The Company has delivered to Acquiror and Merger Sub true, correct and complete copies of all written agreements described in Section 4.124(vi) of the Company Disclosure Letter. To the knowledge of the Company, the Company has delivered to Acquiror and Merger Sub true, correct and complete copies of all written correspondence and memoranda evidencing such oral agreements described in Section 4.124(vi) of the Company Disclosure Letter.
                    (vii) Except as set forth on Section 4.1.24(vii) of the Company Disclosure Letter, and except as may be granted by operation of law, no Franchisee has any Territorial Rights (as defined below) with the Company pursuant to which (i) the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (ii) the Franchisee is granted rights for the acquisition of additional Franchises or expansion of the Franchisee’s territory. For purposes of this Agreement, “Territorial Rights” means a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other similar arrangement granted by the Company to any Franchisee. Except as described in Section 4.1.24(vii) of the Company Disclosure Letter, no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee. Except as set forth on Section 4.1.24(vii) of the Company Disclosure Letter, to the extent the Company granted any such Territorial Rights (whether or not disclosed or required to be disclosed herein), the Company has complied with such Territorial Rights and in the course of offering or selling Franchises, the Company has not violated the Territorial Rights of any Franchisee.

                    (viii) Since January 1, 2004, and except as set forth on Section 4.1.24(viii) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has: (i) prepared and maintained each of the Company Disclosure Documents in accordance with Applicable Law; (ii) has filed and obtained registration of the offer and sale of the Franchises in all jurisdictions requiring such registration prior to any offers or sales of Franchises in such states and have filed all material changes, amendments, renewals thereto on a timely basis as required by Applicable Law in such jurisdictions; (iii) has filed all notice filings (including the filing of the Company Disclosure Documents, as applicable) in all jurisdictions in which a notice filing is required to be filed prior to the offer and sale of Franchises in such jurisdictions; (iv) has filed all notices of exemption in all jurisdictions in which a notice filing is required in order to obtain an exemption from regulation as a “business opportunity” or to otherwise be subject to regulation under applicable law in such jurisdictions absent such notice filing. The Company Disclosure Documents were prepared in all material respects in compliance with the UFOC Guidelines or the Amended FTC Rule and/or other Applicable Law and there were no material misrepresentations or misstatements of fact or omissions to state material information in any Company Disclosure Document at the time the Company was using such Company Disclosure Document.
                    (ix) Except as disclosed in Section 4.1.24(ix) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect on the Company, each Franchise Agreement complies, and the offer, sale, administration and relationship of such Franchise complied at the time such offer and sale was made and at all times since such Franchise Agreement became effective, with all Franchise Laws.
                    (x) Except as listed or described in Section 4.1.24(x) of the Company Disclosure Letter, no Franchise Agreement has been subordinated and no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect adverse to the Company, and no notices of default have been issued by the Company with respect to any Franchise Agreement for defaults which have not been cured, and the Company has not waived any default by a Franchisee which could be adverse in any material respect to the Company.
                    (xi) Except as set forth in Section 4.1.24(xi) of the Company Disclosure Letter, no Franchisee organization exists which holds itself out as a representative organization of any group of two or more unaffiliated Franchisees and the Company has not created, sponsored or endorsed any such Franchisee organization.
                    (xii) (A) Except as set forth on Section 4.1.24(xii) of the Company Disclosure Letter, no Orders (other than routine comment letters from Governmental Entities, orders approving registrations, renewals of registrations or registration exemptions) have been issued by any Governmental Entity to the Company nor have letters of inquiry, investigation or the like been issued to the Company by such Governmental Entity relating, directly or indirectly, to the Company’s offer and sale of Franchises.
                    (B) With the exception of routine comment letters from Governmental Entities, the Company has never received a stop order, revocation or withdrawal of approval or a license or exemption to offer and sell Franchises in any jurisdiction. The Company has never received an official notice, complaint, subpoena, request for information, or any form of formal or informal inquiry from any Governmental Entity regarding the offer or sale of Franchises. The Company is not and has not been the subject of any Order or voluntary assurance of discontinuance arising from or affecting the offer and sale of Franchises. The Company has not participated in any remedial program directed towards its Franchise selling practices administered by the National Franchise Council, the International Franchise Association, the FTC, any Governmental Entity, or any other public or private organization.
                    (xiii) [Reserved.]
                    (xiv) The Company has delivered or made available to Acquiror and Merger Sub correct and complete copies of all material advertising or promotional materials (used by the Company subsequent to January 1, 2004), all registrations of such materials the Company Disclosure Documents and all Franchise Agreements used by the Company or filed with any Governmental Entity or otherwise used by the Company in connection with the offer, sale and operation of Franchises in any jurisdiction (domestic or international) since January 1, 2004.
                    (xv) Section 4.1.24(xv) of the Company Disclosure Letter is a true and complete list of all written or oral agreements or arrangements (and with respect to oral agreements or arrangements, a description thereof) with third party vendors or suppliers who have received the approval of the Company to act as suppliers of goods or services to the Franchisees. Except as set forth in Section 4.1.24(xv) of the Company Disclosure Letter, and excluding entertainment by vendors/suppliers or reimbursement for Franchisee conventions or meetings in the ordinary course of business, the Company does not receive rebates, commissions, discounts or other payments or remuneration of any kind from such vendors or suppliers of such goods or services.
                    (xvi) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement. No consent or approval of any Franchisee is required in connection with the consummation of the transactions contemplated by the Agreement.
                    (xvii) There are no material agreements or special arrangements with any Franchisee other than as set forth in the Franchise Agreements.
                    (xviii) The Company’s use and administration of advertising contributions and fees made under the Franchise Agreements has at all times complied with the provisions of all Franchise Agreements or other agreements made by the Company with respect to its use of the advertising contributions and fees, conforms with any descriptions of such activities contained in the Company Disclosure Documents and does not violate any Franchise Law.
                    (xix) Except as specified on Section 4.1.24(xix) of the Company Disclosure Letter, there is no action, proceeding, or investigation pending or, to the Company’s knowledge, threatened against or involving the Company with respect to any of its Franchises, and to the Company’s knowledge, there is no basis for any such action, proceeding or investigation except for actions, proceedings or investigations that could not, in any individual case or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which materially affects, or could reasonably be expected to materially affect, its rights and interests in any Franchise Agreement. To the Company’s knowledge, there are not currently, nor have there ever been any administrative actions, cease and desist orders or other administrative actions by any Governmental Entity which regulates franchises.
                    (xx) Since January 1, 2004, except as specified on Section 4.1.24(xx) of the Company Disclosure Letter, the Company has not waived enforcement of, or failed to take action to enforce, any non-competition, disassociation, de-identification or similar provision or restriction under a Franchise Agreement, and to the Company’s knowledge, no current or former Franchisee is currently in violation of any such provision or restriction.
                    (xxi) The Company has not entered into any guarantees in respect to leases held by Franchisees.
                    (xxii) (A) The Company has amended its UFOC in material compliance with the Franchise Laws to update for material changes therein and has complied in all material respects with the requirements under the Franchise Laws to deliver an amended Company Disclosure Document to prospective franchisees following such amendment.
                    (B) The Company has been in material compliance with the registration and exemption requirements under Applicable Law in all jurisdictions where such registration or exemption is required in order to offer and sell Franchises and has been in material compliance with the requirements under Applicable Law to renew and maintain such registrations and exemption.
                    (C) Except as set forth in Section 4.1.24(xxii) of the Company Disclosure Letter, the Company is and has been in material compliance with all Franchise Laws.
                    (D) For purposes of this Section 4.1.24(xxii), “material compliance” and “material respects” mean conduct that is consistent with the standard practices of franchisors in the franchising industry.
                    (xxiii) [Reserved.]

                    (xxiv) The Company has not offered or sold Franchises in any jurisdiction where the sale of any such Franchise violated the Franchise Laws of such jurisdiction. No Franchisee paid any consideration or signed any Franchise Agreement before the expiration of all applicable waiting periods. The Company has not offered rescission as would be required under Applicable Law arising from a possible violation of the Franchise Laws, and no Franchisee has asserted or exercised any statutory right of rescission or termination arising from a violation of the Franchise Laws. To the knowledge of the Company, no Franchisee has an immediate or inchoate right to exercise any statutory right of rescission or termination arising from the violation of any Franchise Law relating to the offer and sale of Franchises.
                    (xxv) The Company has not published any franchise recruitment advertising in violation of the laws and regulations of any jurisdiction. The Company has effected timely filing of franchise recruitment advertising with the applicable Governmental Entity before publication and obtained any approvals or clearances, or received no comments requiring changes to the advertising materials that were not incorporated in the final copy.
                    (xxvi) Except as set forth on Section 4.1.24(xxvi) of the Company Disclosure Letter, the Company has never withdrawn its application or registration to offer and sell Franchises from any jurisdiction as a result of comments or concerns raised by a Governmental Entity.
                    (xxvii) All Persons acting as Franchise salespersons and Franchise sales brokers on behalf of Company have been duly and timely registered and qualified in all jurisdictions where such registration or qualification is necessary. All information filed with such registrations about all such Persons is accurate, true and complete in all material respects. All of Company’s Disclosure Documents prepared under the UFOC Guidelines or the Amended FTC Rule accurately disclose any relevant information about Franchise brokers required in Items, 2, 3 and 4.
                    (xxviii) To the Company’s knowledge, the Company’s books and records include all written communications and written memorialization of all material oral communications with Governmental Entities regarding the Franchises, including without limitation all applications for initial registration, renewal applications, amendments, comment letters, approvals, licenses, consents, exemption filings, withdrawals, and undertakings regarding future changes in the Company Disclosure Documents.
                    (xxix) The Company obtained, has filed with the applicable jurisdictions and has retained in its records the consent of its accountants to publication of the financial statements set forth in the UFOCs, and modified the UFOCs to conform to any comments offered by the accountants prior to its distribution to prospective Franchisees.
                    (xxx) The Company trained all officers, agents, employees, brokers, salespersons, contractors and other representatives engaged in the offer and sale of Franchises on behalf of the Company in the requirements of Applicable Law before permitting such Persons to engage with prospective Franchisees.

                    (xxxi) The Company maintains policies governing its Franchise sales efforts and personnel that mandate conformance with Applicable Law. The Company instituted and maintained internal controls adequate to assure that such policies are observed, that potential violations are discovered and remedied and that its records demonstrate compliance with Applicable Law or that appropriate steps are taken to remedy non-compliance when discovered.
     4.2 Representations, Warranties and Agreements of Acquiror and Merger Sub.
     Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:
          4.2.1. Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder.
          4.2.2. Merger Sub. Acquiror owns all of the issued and outstanding shares of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power to enter into this Agreement and perform its obligations hereunder. The authorized and issued capital stock of the Merger Sub as of the date hereof is as set forth in the recitals of this Agreement; all capital stock of the Merger Sub listed therein as authorized has been duly authorized, and all capital stock of the Merger Sub listed therein as issued and outstanding has been validly issued and is fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, Merger Sub of any shares of its capital stock, other than this Agreement. Since its organization, Merger Sub has conducted no business activities, except such as are related to this Agreement and the performance of its obligations hereunder.
          4.2.3. Authority Relative to this Agreement, etc. Each of Acquiror and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and constitutes a valid, legal and binding agreement of each of Acquiror and Merger Sub, respectively, enforceable against each of Acquiror and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          4.2.4. Compliance with other Instruments, etc. Subject to the consents referred to in Section 4.2.5, neither the execution nor delivery of this Agreement by Acquiror or Merger Sub nor Acquiror’s or Merger Sub’s consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, (ii) any contract, agreement, mortgage, indenture, license, permit, lease or other instrument material to Acquiror and its affiliates taken as a whole or (iii) any Order or Applicable Law of any Governmental Entity by which Acquiror or any of its affiliates is bound.
          4.2.5. Governmental and other Consents, etc. No material consent, approval or authorization of or filing with any Governmental Entity on the part of Acquiror, Merger Sub or any of their affiliates is required in connection with the execution or delivery by Acquiror and Merger Sub of this Agreement or the consummation of the transactions by Acquiror and Merger Sub contemplated hereby.
          4.2.6. No Broker. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.
          4.2.7. Litigation. There is not now pending, and to the knowledge of Acquiror and Merger Sub there is neither threatened nor is there any basis for, any litigation, action, suit or proceeding to which Acquiror or Merger Sub is or will be a party in or before or by any Governmental Entity, except for (A) any litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims with respect to the Merger or the other transactions contemplated by this Agreement or (B) any other litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and Merger Sub or the Merger. In addition, there is no Order of any Governmental Entity or arbitrator outstanding against Acquiror or Merger Sub having or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and Merger Sub or the Merger.
          4.2.8. Approval by Acquiror Securityholders. The stockholders of Acquiror, and Acquiror, as sole stockholder of all of the Merger Sub Common Stock, have validly approved Acquiror and Merger Sub entering into this Agreement and consummating the transactions contemplated thereby, including the Merger, as required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Acquiror.
          4.2.9. Sufficient Funds. Acquiror has (or will cause Merger Sub to have) the funds necessary to consummate the Merger, timely pay the Merger Consideration and any other payments required to be made by the Surviving Corporation pursuant to Section 3.3 and 3.4 and the fees and expenses associated with this Agreement and the transactions contemplated by this Agreement. Prior to the Effective Time, Acquiror will provide to the Company or its representatives on a confidential basis any information required to be supplied under Section 5.2.3. Acquiror shall give the Company prompt notice of any material adverse change with respect to the status of the availability of such necessary funds.
          4.2.10. Lack of Ownership of Company Common Stock. Except by virtue of the Stockholder Voting Agreement, neither Acquiror nor any of its affiliates beneficially owns, directly or indirectly, any Company Common Shares or other securities convertible into, exchangeable into or exercisable for shares of Company Common Shares. There are no voting trusts or other agreements, arrangements or understandings to which Acquiror or any of its affiliates is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its affiliates nor are there any agreements, arrangements or understandings to which Acquiror or any of its affiliates is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its affiliates.
          4.2.11. No Additional Representations.
                    (i) Acquiror acknowledges that, to its knowledge, as of the date hereof, it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its representatives, as of the date hereof, have requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.
                    (ii) Acquiror acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Acquiror and its representatives except as expressly set forth in Article 4.1 (which includes the Company Disclosure Letter and the Company SEC Reports), and neither the Company nor any other Person shall be subject to any liability to Acquiror or any of its affiliates resulting from the Company’s making available to Acquiror or Acquiror’s use of such information provided or made available to Acquiror or its representatives, or any information, documents or material made available to Acquiror in the due diligence materials provided to Acquiror, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Acquiror with respect to any financial projection or forecast relating to the Company or any of its affiliates, whether or not included in any management presentation.
5. COVENANTS
     5.1 Covenants of the Company.
          5.1.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time (unless the other parties shall otherwise agree in writing, which approval shall not be unreasonably withheld, conditioned or delayed and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its current business organization, keep available the service of its current employees and preserve its relationship with customers, suppliers and others having significant dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as disclosed to Acquiror by the Company in Section 5.1.1. of the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Acquiror:

                    (i) except for shares to be issued or delivered pursuant to the Company Plans and agreements for options outstanding and unexpired on the date of this Agreement and except for shares to be issued or delivered upon conversion of the Malenick Note, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including Company Common Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock other than grants at fair market value on the date of grant made to newly-hired employees of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for, of Company Common Shares outstanding on the date hereof;
                    (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock, including Company Common Shares, or any rights, warrants or options to acquire any such shares or other securities (except for shares of restricted stock forfeitable under the terms of any of the Company’s Plans and except in connection with option exercises);
                    (iii) split, combine, subdivide or reclassify any Company Common Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any capital stock, including Company Common Shares or otherwise make any payments to stockholders in their capacity as such;
                    (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
                    (v) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;
                    (vi) except in each case in the ordinary course of business consistent with past practice, make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities, or mortgage or otherwise encumber or subject to lien any of its properties or assets;
                    (vii) other than in accordance with leases or other contractual obligations in existence on the date hereof and otherwise in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or sell any debt securities or guarantee any such indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any other Person, or (C) make any commitments for capital expenditures in excess of $100,000.00 individually, or $500,000.00 in the aggregate;

                    (viii) except in the ordinary course of business consistent with past practice, grant any increases in the compensation of any of its directors, officers or key employees;
                    (ix) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans as in effect on the date hereof to any employee, consultant, director or officer, whether past or present.
                    (x) enter into any new or amend any existing employment or severance, termination or similar agreement with any director or officer;
                    (xi) except as may be required to comply with Applicable Law, become obligated under any Company Benefit Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;
                    (xii) (A) settle or compromise any claims or litigation (i) with the result that it would adversely affect a relationship with a landlord, vendor or other Person with whom the Company has a significant relationship or (ii) which would reasonably be expected to have a Material Adverse Effect on the Company; or (B) enter into, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;
                    (xiii) make any change in accounting policies or procedures applied by the Company (including Tax accounting policies and procedures), other than (A) in the ordinary course of business consistent with past practice, (B) as required by Applicable Law or change in GAAP, or (C) based on the advice of its independent auditors, as the Company determines in good faith is advisable to conform to best accounting practices;
                    (xiv) except in the ordinary course of business or as otherwise required by Applicable Law, make any Tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;
                    (xv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
                    (xvi) enter into any new Real Property Leases relating in each case to a restaurant of the Company or its Subsidiaries; or
                    (xvii) enter into or become obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Real Property or any portion thereof or interest therein other than any option, right of first refusal or other contractual right existing as of the date hereof;
provided that nothing in this Section 5.1.1 shall give Acquiror or Merger Sub the right to control or direct the operations, assets, liabilities or business of the Company and its Subsidiaries until the Effective Time.

          5.1.2. Access to Information. Until the Effective Time or until the abandonment of the Merger as permitted by this Agreement, the Company will allow Acquiror and its representatives upon reasonable prior notice specifying in reasonable detail the information to which access is sought, reasonable access to the properties, operations, books and records of the Company and its Subsidiaries that Acquiror in good faith determines is necessary (i) from and after the date hereof, (A) to verify the accuracy of the representations made by the Company in this Agreement, (B) to verify the performance of covenants made by the Company in this Agreement, (C) to verify the satisfaction of closing conditions and (D) for any other purpose reasonably related to the Merger or the transactions contemplated thereby; provided, however, that, to the extent not already otherwise provided to Acquiror and its representatives, the Company will allow Acquiror and its representatives reasonable access to information that may be furnished to other Persons pursuant to Section 5.1.3(i). The Company will cooperate and consult with Acquiror and its representatives, including making available the Company’s executive officers.  Such continuing cooperation and any such consultation shall be conducted in a manner not to unreasonably interfere with the operation of the business of the Company.
          5.1.3. No Solicitations.
                    (i) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (A) to solicit, initiate or encourage, or take any other action to facilitate (including by way of furnishing information), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined) (other than disclosures permitted under Section 5.1.3(v) and the issuance of press releases and the filing or furnishing of documents with the SEC, in each case as permitted under Section 9.11), or (B) to participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that (1) the Company may in response to a Takeover Proposal, request clarifications from (but not, in reliance on this subsection (1), enter into negotiations with) any third party which makes such Takeover Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Takeover Proposal is a Favorable Third Party Proposal (as defined below) and (2) the Company may, in response to any proposal which constitutes a Favorable Third Party Proposal (as defined below), (A) furnish information with respect to it and its Subsidiaries to any Person pursuant to a customary evaluation agreement, the benefits of the terms of which, if more favorable than the Evaluation Agreement (as defined below), shall be extended to Acquiror, and (B) negotiate or otherwise engage in substantive discussions with, the party making such proposal, if the Company Board determines in good faith by a majority vote, based on the advice of its outside legal counsel, there is a reasonable basis to conclude that such action is required for it to comply with its fiduciary duties.
                    (ii) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal.

                    (iii) Subject to this Section 5.1.3, neither the Company, the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by the Company Board or such committee of the adoption and approval of the matters to be considered at the Special Stockholders Meeting, (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal; provided that (x) actions taken by the Company Board in accordance with the proviso to Section 5.1.3(i) shall not be deemed to be a withdrawal or modification of its approval or recommendation of the Merger and the matters to be considered at the Special Stockholders Meeting and (y) a “stop-look-and-listen” communication of the nature contemplated in Rules 14d-9(f) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that constitutes a Takeover Proposal, without more, shall not be deemed to be any such withdrawal or modification if, within the period contemplated by Rule 14e-2 under the Exchange Act, the Company Board shall publicly confirm such approval and recommendation and recommend against the acceptance of such tender offer or exchange offer by the stockholders of the Company. Notwithstanding the foregoing, in the event that the Company Board determines in good faith by a majority vote, based on the advice of its outside legal counsel, that there is a reasonable basis for its determination that such action is required for it to comply with its fiduciary duties with respect to a Favorable Third Party Proposal, then the Company Board may (1) withdraw or modify its approval or recommendation of the Merger and the adoption and approval of the matters to be considered at the Special Stockholders Meeting, (2) approve or recommend the Favorable Third Party Proposal and/or (3) after the third business day following the Company’s written notice to Acquiror that specifies the material terms and conditions of the Favorable Third Party Proposal, terminate this Agreement (and concurrently with such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to the Favorable Third Party Proposal).
                    (iv) As used in this Agreement, “Takeover Proposal” means any written proposal from a credible third party relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its affiliates, taken as a whole, or 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of Company Common Shares, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders or members will own 20% or more of the combined voting power of the acquired entity resulting from any such transaction, other than the transactions contemplated by this Agreement. As used in this Agreement, “Favorable Third Party Proposal” means a written proposal from a credible third party relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or 50% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the combined voting power of Company Common Shares, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries in which the other party thereto or its stockholders will own 50% or more of the combined voting power of the acquired entity resulting from any such transaction, and otherwise on terms which the Company Board determines in its good faith judgment (based on the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation and considering any modifications to this Agreement proposed by Acquiror), taking into account legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Company Board, to be at a higher price or financial value per Company Common Share than the Merger (taking into account any amendments to this Agreement proposed by Acquiror in response to the receipt by Acquiror of the proposal) to the Company’s stockholders.
          5.1.4. Takeover Laws. The Company shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and if any Takeover Law is or may become applicable to the Merger, the Company shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement and the Stockholder Voting Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its reasonable best efforts to eliminate or minimize the effects of any Takeover Law on the Merger.
          5.1.5. Liquor License Approvals. Except as the parties may otherwise agree, the Company shall reasonably cooperate with Acquiror and Merger Sub in reporting to all applicable Governmental Entities (including any state liquor license board or authority) the Company’s contemplated new ownership structure prior to Closing and will reasonably cooperate in the resolution of the administrative actions (if any) brought before such Governmental Entities prior to Closing.
          5.1.6. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain all of its and their respective properties in customary repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted, and will maintain, and will cause each of its Subsidiaries to maintain, insurance upon all of its and their properties and with respect to the conduct of its and their businesses in amounts and kinds comparable to that in effect on the date of this Agreement.
          5.1.7. Tax Matters. The Company and each Subsidiary of the Company will continue to file when due all Tax Returns, reports and declarations required to be filed by them, and will pay or make full and adequate provision for the payment of all Taxes and governmental charges due or payable by them.
          5.1.8 Continuation of Franchise Business. During the period from the date of this Agreement to the Effective Time, the Company shall undertake, or caused to be undertaken, all appropriate actions in accordance with all Applicable Law with respect to the Franchises and the Company Disclosure Documents, to ensure that the consummation of the transactions contemplated hereby will not alter or impair any of the Franchises or the ability of the Company to continue to conduct the Franchise business in the same manner as the Franchise business has been conducted prior to the Effective Time. Such appropriate actions include, but are not limited to, participation and cooperation with Acquiror and Merger Sub in the preparation of all required amendments to Company Disclosure Documents already filed with the relevant Governmental Entities to reflect the consummation of the transactions contemplated by this Agreement.

     5.2 Covenants of Acquiror.
          5.2.1. Indemnification.
                    (i) The Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the full extent required under the DGCL, each of the present and former directors and officers of the Company (the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Company, and after the Effective Time, the Surviving Corporation, shall indemnify each of the Indemnified Parties pursuant to the obligations of the Company or any Subsidiary of the Company pursuant to any indemnification agreement that shall be in effect as of the Effective Time between the Company or any Subsidiary and such Indemnified Party, and for a period of six (6) years from the Effective Time and the fullest extent required under the DGCL, the obligations of the Company to indemnify the Indemnified Parties under the Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 5.2.1, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation; provided that the failure to so notify shall not affect the obligations of the Company or the Surviving Corporation except to the extent, if any, such failure to promptly notify materially prejudices such party.
                    (ii) The parties hereto agree that all rights of indemnification or exculpation existing in favor of, and all limitations on personal liability of, each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective charters and bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.
                    (iii) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time (or, in the case of any Claim made within such period until the disposition of such Claim), of not less than the existing coverage under, and have other terms not less favorable to, the insured Persons than the directors’ and officers’

liability insurance coverage presently maintained by the Company; at a premium not to exceed $295,000.
                    (iv) This Section 5.2.1 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Indemnified Parties.
          5.2.2. Access. Until the Effective Time or until the abandonment of the Merger as permitted by this Agreement, Acquiror will provide the Company and its representatives with the names of the lenders, copies of commitment letters and any other documentation or agreements relating to the terms, conditions or contingencies for the financing described in Section 4.2.9 reasonably requested by the Company.
          5.2.3. Refinancing. Within sixty (60) days following Closing, Acquiror agrees to complete the refinancing of approximately $31 million of the Company’s existing indebtedness, as set forth in that certain Memorandum of Understanding, dated March 20, 2008, between Acquiror, the Company and National City Bank.
          5.2.4. Payment of Certain Closing Costs. At the Closing, Acquiror agrees to pay the investment banking fees, legal fees, insurance tail-coverage premiums, and other transaction costs, such fees and costs not to exceed $1,000,000, in accordance with Exhibit B to this Agreement.
     5.3 Covenants of Merger Sub.
     Merger Sub agrees that prior to the Effective Time:
          5.3.1. No Business. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Acquiror) or any liabilities or obligations, except those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement. Acquiror will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
          5.3.2. Access. Until the Effective Time or until the abandonment of the Merger as permitted by this Agreement, Merger Sub will allow the Company and its representatives reasonable access, during normal business hours and upon reasonable prior notice specifying in reasonable detail the information to which access is sought, to the properties, operations, books and records of Merger Sub and its affiliates to verify the accuracy in all material respects of (i) the representations made by Merger Sub in this Agreement and (ii) the performance of covenants made by Merger Sub in this Agreement.

     5.4 Mutual Covenants.
          5.4.1. Reasonable Best Efforts; Consents and Approvals.
                    (i) The Company, Acquiror and Merger Sub shall each use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under Applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (B) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or Orders required to be obtained or made by the Company or Acquiror or any of their Subsidiaries or affiliates in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including the Merger, and (C) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act or any other Applicable Law. The Company, Acquiror and Merger Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company, Acquiror and Merger Sub shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. The Company, Acquiror and Merger Sub shall each use its reasonable best efforts to oppose, contest, resolve, appeal, defend against or lift, as applicable, any Order or Applicable Law of any Governmental Entity if this Agreement provides that, as a result thereof, a party would not be obligated to perform any of its obligations with respect to the Merger or any other transaction contemplated by this Agreement.
                    (ii) The Company and Acquiror agree, and shall cause each of their respective Subsidiaries and affiliates, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for Closing, to respond to any government requests for information, and to contest and resist any Order or other action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.
                    (iii) Each of the Company and Acquiror shall give (or shall cause their respective Subsidiaries or affiliates to give) any notices to third parties, and use, and cause their respective Subsidiaries or affiliates to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, or (B) required to prevent an Aggregate MAE from occurring prior to or after the Effective Time.
                    (iv) Notwithstanding anything to the contrary in this Section 5.4.1, (A) neither the Company nor Acquiror nor any of their respective Subsidiaries or affiliates shall be required by this Section 5.4.1 to take any action that, individually or in the aggregate, would reasonably be expected to have an Aggregate MAE and (B) the Company, Acquiror and their respective Subsidiaries and affiliates shall be required by this Section 5.4.1 to take any actions, including selling, closing or otherwise disposing of stores, so long as such actions, individually or in the aggregate, would not reasonably be expected to have an Aggregate MAE.
          5.4.2. Notification of Certain Matters. The Company shall give prompt notice to Acquiror and Merger Sub, and Acquiror and Merger Sub shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Acquiror or Merger Sub, as the case may be, to comply in all material respects with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each of the Company, Acquiror and Merger Sub shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
          5.4.3. Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from NASDAQ and terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.
          5.4.4. Existing Credit Facilities. The Company agrees to use its reasonable best efforts to obtain any extensions or waivers under the Company’s existing credit and other financing facilities that may be required so as to allow the Merger to take place as set forth herein and for the obligations set forth in Section 5.2.3 to be effectuated following the Merger.
6. CONDITIONS TO CLOSING
     6.1 Conditions to the Company’s Closing and Its Right to Abandon.
     The Company shall not be required to close the Merger if any of the following shall not be true or shall not have occurred or shall not have been waived in writing by the Company at the Closing:
          6.1.1. Accuracy of Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Acquiror pursuant to this Agreement (disregarding all materiality or Acquiror Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct does not have, and is not reasonably expected to have, an Acquiror Material Adverse Effect.
          6.1.2. Performance of Agreement. Acquiror and Merger Sub each shall have in all material respects performed all its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to the Effective Time.
          6.1.3. Officer’s Certificate. The Company shall have received a certificate of the President or any Vice President of each of Acquiror and Merger Sub, dated as of the Closing Date, certifying as to the fulfillment of the matters mentioned in Sections 6.1.1 and 6.1.2.
          6.1.4. Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been adopted and approved by the requisite vote or consent of the stockholders of the Company in accordance with Applicable Law.
          6.1.5. No Action by Governmental Entity. (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Applicable Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, provided that the Company may not invoke the condition set forth in Section 6.1.5(ii) unless and until it has used all commercially reasonable efforts to have such action, suit or proceeding dismissed.
     6.2 Conditions to Acquiror’s and Merger Sub’s Closing and Right of Acquiror and Merger Sub to Abandon.
          Acquiror and Merger Sub shall not be required to close the Merger if any of the following shall not be true or shall not have occurred or shall not have been waived in writing by Acquiror and the Merger Sub at the Closing:
          6.2.1. Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant to this Agreement (disregarding all materiality or Company Material Adverse Effect, qualifications and exceptions or any similar standard or qualification contained therein) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct does not have, and is not reasonably expected to have, a Company Material Adverse Effect.
          6.2.2. Performance of Agreement. The Company shall have performed in all material respects all of its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to the Effective Time.
          6.2.3. Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been adopted and approved by the requisite vote or consent of the stockholders of the Company in accordance with Applicable Law.
          6.2.4. Officer’s Certificate. Acquiror and Merger Sub shall have received a certificate of the President or any Vice President of the Company, dated as of the Closing Date, certifying as to the fulfillment of the matters mentioned in Section 6.2.1 and 6.2.2.
          6.2.5. Dissenting Shares. The aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have properly exercised appraisal rights or properly provided notice of the intention to exercise appraisal rights in accordance with the DGCL Appraisal Rights shall constitute less than twelve and 1/2 percent (12.5%) of the total number of shares of Company Common Stock entitled to vote at the Special Stockholders Meeting.
          6.2.6. No Action by Governmental Entity. (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Applicable Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or places or imposes any material limitations on the Acquiror, Merger Sub or Surviving Corporation’s ability to acquire, hold or derive the benefits of the business or the properties of the Company and its Subsidiaries or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, provided that Acquiror and Merger Sub may not invoke the condition set forth in Section 6.2.6(ii) unless and until they have used all commercially reasonable efforts to have such action, suit or proceeding dismissed.
7. TERMINATION
     7.1 Terms.
     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the stockholders of the Company have approved the Merger, only as provided below:
                    (i) by the Company or Acquiror or Merger Sub, if the Merger shall not have occurred on or before 5:00 p.m., local Pittsburgh, Pennsylvania time, on September 30, 2008; provided, however, that the right to terminate this Agreement pursuant to this subsection (i) of Section 7.1(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of such purchase of Company Common Shares by such date may not invoke this condition in this clause;
                    (ii) by the mutual agreement of Acquiror, Merger Sub and the Company;
                    (iii) by either Acquiror or Merger Sub on the one hand, or the Company, on the other, if, at the Special Stockholders Meeting duly convened to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, or at any adjournment or postponement thereof, the Company’s stockholders shall not have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;
                    (iv) by either Acquiror or Merger Sub on the one hand, or the Company, on the other, if consummation of the Merger would violate any final, non-appealable Order of any Governmental Entity, provided no party may invoke the condition in clause (iii) if (A) it or any of its Subsidiaries or affiliates shall have failed in any material respect to use its reasonable best efforts to oppose, contest, resolve, appeal, defend against or lift, as applicable, such Order, (B) compliance with such Order would not reasonably be expected to have an Aggregate MAE or (C) (1) in the case of Acquiror or Merger Sub, violation of such Order would expose Acquiror or Merger Sub to a maximum monetary fine or penalty which is less than $5,000,000.00 and would not in the reasonable judgment of Acquiror or Merger Sub (i) expose Acquiror or Merger Sub or any officer, director, agent or attorney of Acquiror or Merger Sub to violating any criminal law or to any criminal sanction, (ii) expose any officer, director, agent or attorney of Acquiror or Merger Sub to any contempt proceeding which could result in a fine or imprisonment, or (iii) constitute a “material violation” as such term is defined in 17 C.F.R. Section 205.2 and (2) in the case of the Company, violation of such Order would expose the Company to a maximum monetary fine or penalty which is less than $5,000,000.00 and would not in the reasonable judgment of the Company (i) expose the Company or any officer, director, agent or attorney of the Company to violating any criminal law or to any criminal sanction, (ii) expose any officer, director, agent or attorney of the Company to any contempt proceeding which could result in a fine or imprisonment, (iii) constitute a matter which an officer or director would have to disclose in a proxy statement or Annual Report on Form 10-K under Item 401(f) of Regulation S-K or (iv) constitute a “material violation” as such term is defined in 17 C.F.R. Section 205.2;
                    (v) by Acquiror or Merger Sub, if (A) (x) any representation and warranty of the Company set forth in Section 4.1 (which for purposes of this Section 7.1(v) shall be read as though none of them contained any qualifiers such as “Material Adverse Effect,” “Aggregate MAE,” “in all material respects” or other materiality qualifiers) shall not have been true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of such date of termination pursuant to this clause (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except where the failure of such representations and warranties in the aggregate to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, or (y) the Company shall have breached or failed in any material respect to perform and comply with any of its material obligations, covenants or agreements contained in this Agreement and then required to be performed or complied by it (a condition referred to in clauses (x) and (y) above being a “Company Material Breach”) and (B) such Company Material Breach cannot be or has not been cured in all material respects within thirty (30) days after the giving of written notice to the Company of such Company Material Breach; provided, however, that Acquiror and Merger Sub may not invoke the condition in this clause (v) if (1) Acquiror or Merger Sub is then in Acquiror Material Breach or (2) such Company Material Breach is curable through the exercise of the Company’s reasonable best efforts and the Company is so using its reasonable best efforts to cure such breach or failure;

                    (vi) by the Company in accordance with Section 5.1.3(iii), provided that it has complied in all material respects with all provisions contained in Section 5.1.3, including the notice provisions therein, and that it complies in all material respects with the requirement to pay the Termination Fee pursuant to Section 8.1;
                    (vii) by the Company, if (A) (x) any representation and warranty of Acquiror or Merger Sub set forth in Section 4.2 (which for purposes of this Section 7.1(vii) shall be read as though none of them contained any qualifiers such as “Material Adverse Effect,” “Aggregate MAE,” “in all material respects” or other materiality qualifiers) shall not have been true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of such date of termination pursuant to this clause (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except where the failure of such representations and warranties in the aggregate to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, or (y) Acquiror or Merger Sub shall have breached or failed in any material respect to perform and comply with any of their material obligations, covenants or agreements contained in this Agreement (other than those expressly referenced in Section 7.1(vii)(B) and then required to be performed or complied by either or both of them (a condition referred to in clauses (x) and (y) above being a “Acquiror Material Breach”) and (B) such Acquiror Material Breach cannot be or has not been cured in all material respects within thirty (30) days after the giving of written notice to Acquiror of such Acquiror Material Breach; provided, however, that the Company may not invoke the condition in this clause (vii) if (1) the Company is then in Company Material Breach or (2) such Acquiror Material Breach is curable through the exercise of Acquiror’s or Merger Sub’s reasonable best efforts and Acquiror and Merger Sub are using their reasonable best efforts to cure such breach or failure;
                    (viii) by Acquiror or Merger Sub if (A) the Company Board (or, if applicable, any committee thereof) shall have withdrawn or modified in a manner adverse to Acquiror its approval or recommendation of the Merger or the matters to be considered at the Special Stockholders Meeting or failed to reconfirm its recommendation within fifteen (15) business days after receiving a written request from Acquiror to do so, or approved or recommended any Takeover Proposal in respect of the Company or (B) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions; provided that (x) actions taken by the Company Board in accordance with the proviso to Section 5.1.3(i) shall not be deemed to be a withdrawal or modification of its approval or recommendation of the Merger or the matters to be considered at the Special Stockholders Meeting.
     7.2 Effect of Termination.
     If the Merger is abandoned and this Agreement is terminated as provided in Section 7.1, this Agreement (except this Section 7.2, Article 8 and Sections 9.4 through 9.10 and 9.13) shall forthwith become wholly void and of no effect, and neither Acquiror, the Company or Merger Sub shall have any liability to any other party hereunder other than for (i) the payment of all amounts due pursuant to Article 8 and Section 9.5 and (ii) all damages and other amounts due in connection with fraud or the breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would permit any party to terminate this Agreement pursuant to

Section 7.1(v) (with respect to a right to terminate of Acquiror or Merger Sub) or pursuant to Section 7.1(vii) (with respect to a right to terminate of the Company), in each case disregarding any cure or ability or inability to cure and further disregarding whether or not this Agreement was terminated as a result of the exercise of any such right under Section 7.1(v) or Section 7.1(viii).
8. TERMINATION FEE AND EXPENSES
     8.1 Termination Fee.
     In the event that a Takeover Proposal shall have been made known to the Company or any of its Subsidiaries or has been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and (i) thereafter this Agreement is terminated by the Company pursuant to Section 7.1(vi) or (ii) thereafter this Agreement is terminated by Acquiror or Merger Sub pursuant to Section 7.1(viii) and concurrently with such termination or within twelve (12) months following the termination date, the Company enters into a definitive agreement to consummate the transactions contemplated by such Takeover Proposal, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Acquiror a fee equal to Eight Hundred Thousand Dollars ($800,000) by wire transfer of same day funds (the “Termination Fee”). For purposes of this Section 8.1, all references to 20% in the definition of Takeover Proposal shall be deemed to be references to 50%. The Company acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.1, and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.1, the Company shall pay to Acquiror its costs and expenses (including reasonably fees and expenses of outside legal counsel for Acquiror) in connection with such suit, together with interest on the amount of the fee at the prime rate of PNC Bank, National Association in effect on the date such payment was required to be made.
     8.2 Costs and Expenses.
          8.2.1. Generally. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
          8.2.2. Termination in Connection with Takeover Proposals. If this Agreement is terminated pursuant to Section 7.1(vi) or Section 7.1(viii), the Company will reimburse upon demand therefor to Acquiror (on behalf of Acquiror and Merger Sub) an amount not to exceed Five Hundred Thousand Dollars ($500,000).

9. MISCELLANEOUS
     9.1 Termination of Covenants, Representations and Warranties.
     The respective covenants, representations and warranties of the parties hereto contained in Articles 4 and 5 hereof, shall expire and be terminated and extinguished upon the Effective Time or the date that this Agreement is terminated, and none of the parties hereto shall thereafter be under any liability whatsoever with respect to such covenants, representations, and warranties, except for the covenants contained in Section 5.2.1 and Section 5.2.3, which shall survive the Effective Time. This Section 9.1 shall have no effect upon any other obligations hereunder of any of the parties hereto whether to be performed before or after the Effective Time.
     9.2 Execution in Counterparts.
     For the convenience of the parties, this Agreement and any amendments, supplements, waivers and modifications may be executed in two or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
     9.3 Waivers and Amendments.
     Prior to the Effective Time, this Agreement may be amended, modified and supplemented in writing by the parties hereto and any failure of any of the parties hereto to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other parties hereto.
     9.4 Confidentiality; Amendment to Evaluation Agreement.
     The Company and Acquiror will abide by the terms of that certain Evaluation, Non-Disclosure, Standstill and Exclusivity Agreement dated February 29, 2008, as the same may be amended, between the Company and Gary Reinert Sr., an affiliate of Acquiror (the “Evaluation Agreement”); provided, however, that notwithstanding the foregoing or otherwise, the terms of the Evaluation Agreement shall not act in any way or manner to prohibit or limit the Acquiror or its subsidiaries or affiliates from responding to any Takeover Proposal or from making an offer to the Company Board to improve the terms and conditions of this Agreement in response to the Company’s provision of notice of approval or recommendation of a Favorable Third Party Proposal. Accordingly, except as expressly set forth in the Evaluation Agreement, as amended or modified hereby, each provision of the Evaluation Agreement shall survive and continue to be binding on the parties thereto in accordance with the terms thereof.
     9.5 Escrow Agreement
     All amounts deposited under that certain Escrow Agreement, dated February 29, 2008, entered into by and between the Company, KeyBank, National Association (“Escrow Agent”) and Gary Reinert, Sr., an affiliate of Acquiror (the “Escrow Agreement”), together with all interest accrued to date and less any fees due and owing to the Escrow Agent (the “Escrowed Funds”), shall be distributed upon the occurrence of the earliest of the following events (as set forth below):

                    (i) at or immediately prior to the Effective Time, the Escrowed Funds shall be payable to the Paying Agent to be credited as part of Acquiror’s deposit of the aggregate Merger Consideration as set forth in Section 2.1.2 (and if the Escrowed Funds exceeds the aggregate Merger Consideration amount, then such excess shall be returned to Acquiror);
                    (ii) if this Agreement is terminated pursuant to Section 7.1(v), 7.1(vi) or (viii), then the Escrowed Funds shall be returned to Acquiror;
                    (iii) if this Agreement is terminated pursuant to Section 7.1(i), (ii), (iii) or (iv), then $300,000, plus pro-rata interest, of the Escrowed Funds shall go to Acquiror and $200,000, plus pro-rata interest, of the Escrowed Funds shall go to the Company; or
                    (iv) if the Agreement is terminated pursuant to Section 7.1(vii), then the Escrowed Funds shall go to the Company.
     Upon release of the escrowed funds, the Escrow Agreement shall be deemed to be terminated, and all provisions set forth therein null and void for all purposes.
     9.6 Notices.
     All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if personally delivered or facsimiled (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the other parties:
To the Company:
Max & Erma’s Restaurants, Inc.
4849 Evanswood Drive
Columbus, OH 43229
Attention: William C. Niegsch, EVP and CFO
Tel: 614.431.5800
Fax: 614.431.4100
with a copy to:
Porter, Wright, Morris & Arthur LLP
41 S. High Street, Suite 2800
Columbus, OH 43215
Attn: Curtis A. Loveland, Esq.
Tel: 614.227.2007
Fax: 614.227.2100

To Acquiror or Merger Sub:
G&R Acquisition, Inc.
2200 Spring Garden Avenue
2nd Floor
Pittsburgh, PA 15212
Attn: Fred McMillen
Tel: 412.322.3755
Fax: 412.322.6364
with copies to:
Michael Hund, Esq.
Buchanan Ingersoll & Rooney PC
One South Market Square
213 Market Street, 3rd Floor
Harrisburg, Pennsylvania 17101
Tel: 717.237.4866
Fax: 717.233.0852
or to such other address as specified in a notice given in like manner.
     9.7 Entire Agreement; No Third Party Beneficiaries.
     This Agreement (including the documents and the instruments referred to herein), the Stockholder Voting Agreement, the Evaluation Agreement and the Escrow Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except as provided in Section 5.2.3 (which shall explicitly inure to the benefit of National City Bank, FM Mezzanine Partners LLC and Donal H. Malenick benefiting therefrom who are intended to be third-party beneficiaries thereof), is not intended to and shall not confer upon any Person other than the parties hereto or thereto any rights or remedies hereunder or thereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.
     9.8 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the District of Delaware or any Delaware state court located in a county within the area comprising the Federal District Court for the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal or state court sitting in the Federal District

Court for the District of Delaware or located in a county within the area comprising the Federal District Court for the District of Delaware.
     9.9 Waiver of Jury Trial.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
     9.10 Severability.
     If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     9.11 Publicity.
     The initial press release concerning the Merger shall be a joint press release and, thereafter, except for disclosures to the Company’s stockholders in accordance with Section 5.1.3 and except as otherwise required by law or the rules of the SEC or NASDAQ, for so long as this Agreement is in effect, neither Acquiror nor the Company shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the Company may file a copy of this Agreement and the related agreements with the SEC. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

     9.12 Interpretation.
     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement or Exhibits, they shall be deemed to be followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. References to “knowledge” of a Person mean actual present knowledge without inquiry, and references to “knowledge of the Company” or “the Company’s knowledge” mean the actual present knowledge without inquiry of the President & CEO, Executive Vice President and Chief Financial Officer and Chief Operating Officer.
     9.13 Non-Recourse.
     No recourse under this Agreement shall be had against any “controlling person” (within the meaning of Section 20 of the Exchange Act) of any party or the partners, the stockholders, directors, officers, employees, agents, subsidiaries and affiliates of the party or such controlling persons, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, partner, the stockholder, director, officer, employee, agent, subsidiary or affiliate, as such, for any obligations of the party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed by each of the undersigned, all on the date first above written.

MAX & ERMA’S RESTAURANTS, INC.

By:	/s/ William C. Niegsch, Jr.

	Name:	William C. Niegsch, Jr.

	Title:	Exec. V.P. & C.F.O.

G&R ACQUISITION, INC.

By:	/s/ Gary Reinert, Sr.

Name: Gary Reinert, Sr. Title: President

G&R ACQUISITION SUBSIDIARY, INC.

By:	/s/ Gary Reinert, Sr.

Name: Gary Reinert, Sr. Title: President

SCHEDULE OF DEFINITIONS

Acquiror
Acquiror Material Breach
Acquisition Agreement
Aggregate MAE
Agreement
Applicable Law
Certificate
Claim
Closing
Closing Date
Code
Company
Company Benefit Plans
Company Board
Company Common Shares
Company Disclosure Letter
Company Financial Advisor
Company Improvements
Company Licensed Intellectual Property
Company Material Breach
Company Owned Intellectual Property
Company Owned Registered Intellectual Property
Company Owned Software
Company Permits
Company Plans
Company Preferred Stock
Company Real Property
Company SEC Reports
Constituent Corporation
DGCL
DGCL Appraisal Rights
Effective Time
Employee Agreements
ERISA Affiliate
Escrow Agent	Recital
7.1(vii)
5.1.3(iii)
4.1.3
Recital
4.1.3
3.1.3
5.2.1(ii)
1.6
1.6
3.1.3
Recital
4.1.14(i)
Recital
Recital
4.1
2.1
4.1.16(iv)(G)
4.1.18(ii)
7.1(v)
4.1.18(ii)
4.1.18(ii)
4.1.18(iii)
4.1.11
3.4.1
Recital
4.1.16(iv)
4.1.2
Recital
Recital
2.2.1
1.5
4.1.15
4.1.14(i)
9.5
Escrow Agreement Escrowed Funds Evaluation Agreement Exchange Act Favorable Third Party Proposal GAAP Indemnified Parties Intellectual Property In-The-Money Options	9.5 9.5 9.4 2.2.3 5.1.3(iv) 4.1.2 40, 5.2.1(i) 4.1.18(ii) 3.4.1

Material Adverse Effect
Merger
Merger Consideration
Merger Sub
Merger Sub Common Stock
Multiemployer Plan
NASDAQ
Order
Owned Real Property
PBGC
Pension Plan
Person
Proxy Statement
Real Property Leases
Sarbanes-Oxley Act
SEC
Securities Act
Special Stockholders Meeting
Stockholder
Stockholder Voting Agreement
Subsidiaries
Surviving Corporation
Takeover Laws
Takeover Proposal
Tax
Tax Return
Taxes
Termination Fee
Welfare Plan	4.1.3
1.1
3.1.1
Recital
Recital
4.1.14(i)
2.2.3
5.4.1(i)
4.1.16(i)
4.1.14(iii)
4.1.14(i)
3.1.3
2.2.1
4.1.16(i)
4.1.11(ii)
2.2.1
4.1.2
2.2.2
Recital
Recital
4.1.1(i)
1.1
2.1
5.1.3(iv)
3.1.3
4.1.22
3.1.3
8.1
4.1.14(i)